Exhibit 3.1

ARTICLES OF AMENDMENT
OF OPTEUM INC.

Opteum Inc., a Maryland corporation (which is hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

First:  The Articles of Incorporation of the Corporation are hereby amended to change the name of the Corporation from Opteum Inc. to:

Bimini Capital Management, Inc.

Second:  This amendment to the Articles of Incorporation of the Corporation was unanimously approved by the Board of Directors of the Corporation and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

Third: This amendment to the Articles of Incorporation of the Corporation shall become effective at 8:30 AM (EST) on the 28th day of September, 2007.

Fourth: The undersigned President of the Corporation acknowledges this amendment to the Articles of Incorporation of the Corporation to be the corporate act of the Corporation and, as to all matters of fact required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        NYB 1570991.1

IN WITNESS WHEREOF: The Corporation has caused this amendment to the Articles of Incorporation to be executed in its name and on its behalf by its President and attested by its Secretary this 19th day of September, 2007.

By:  /s/ Jeffrey J. Zimmer__________________
       Name:                      Jeffrey J. Zimmer
       Title:                      President

ATTEST:

By:  /s/ J. Christopher Clifton_______________
       Name:                      J. Christopher Clifton
       Title:                      Secretary